                                                                    EXHIBIT 99.3



                      SECURITY DYNAMICS TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      PAGE
                                                                      ----

Report of Deloitte & Touche LLP, independent auditors....................... F-2
Report of Ernst & Young LLP, independent auditors........................... F-3
Consolidated Balance Sheets as of December 31, 1996 and 1997................ F-4
Consolidated Statements of Income for the Years ended Decmeber 31, 1995,
 1996 and 1997.............................................................. F-5
Consolidated Statements of Stockholders' Equity for the Years ended December
 31, 1995, 1996 and 1997.................................................... F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
 1996 and 1997.............................................................. F-7
Notes to Consolidated Financial Statements.................................. F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Security Dynamics Technologies, Inc. and Subsidiaries:

         We have audited the accompanying consolidated balance sheets of Security Dynamics Technologies, Inc. (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the acquisitions of DynaSoft AB and Intrusion Detection Inc., which have been accounted for as poolings of interests as described in Note 2 of notes to the consolidated financial statements. We did not audit the consolidated statements of income, stockholders' equity, and cash flows of RSA Data Security, Inc. for the year ended December 31, 1995, which consolidated statements reflect total revenues of $11,600,000 for the year ended December 31, 1995. Those consolidated statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for RSA Data Security, Inc. for 1995, is based solely on the report of such other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Dynamics Technologies, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

         As discussed in Note 4 of the notes to the consolidated financial statements, in 1996 the Company changed its method of accounting for option grants requiring stockholder approval in 1996.


/s/ Deloitte & Touche LLP

May 15, 1998
Boston, Massachusetts

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors
RSA Data Security, Inc.

     We have audited the consolidated balance sheet of RSA Data Security, Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995 (none of which are presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RSA Data Security, Inc. as of December 31, 1995, and the consolidated results of its operations and its cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.



                                                /s/ ERNST & YOUNG LLP

Palo Alto, California
April 8, 1996

              SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         DECEMBER 31,
                                                                         ------------
                                                                      1996           1997
                                                                   ---------      ---------
ASSETS
------
CURRENT ASSETS:
  Cash and equivalents .......................................     $  11,688      $  96,595
  Marketable securities ......................................        95,320         68,064
  Accounts receivable (less allowance for doubtful accounts of
  $537 in 1996 and $852 in 1997) .............................        17,342         27,551
  Inventory ..................................................         2,606          3,035
  Prepaid expenses and other .................................         4,204          9,338
  Prepaid income taxes .......................................            --          2,562
  Deferred taxes .............................................            --          1,426
                                                                   ---------      ---------
         TOTAL CURRENT ASSETS ................................       131,160        208,571
                                                                   ---------      ---------
PROPERTY AND EQUIPMENT
  Furniture and equipment ....................................        11,363         20,909
  Leasehold improvements .....................................         2,863          4,528
                                                                   ---------      ---------
         TOTAL PROPERTY AND EQUIPMENT ........................        14,226         25,437
  Less accumulated depreciation and amortization .............        (3,639)        (7,922)
                                                                   ---------      ---------
         PROPERTY AND EQUIPMENT -- NET .......................        10,587         17,515
                                                                   ---------      ---------
OTHER ASSETS:
  Investments ................................................         2,924          3,699
  Purchased technology and capitalized software
    costs -- net .............................................           197             86
  Deferred taxes .............................................         1,026          3,371
  Other ......................................................         1,461            733
                                                                   ---------      ---------
         TOTAL OTHER ASSETS ..................................         5,608          7,889
                                                                   ---------      ---------
TOTAL ........................................................     $ 147,355      $ 233,975
                                                                   =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Accounts payable ...........................................     $   5,257      $  11,137
  Accrued payroll and related benefits .......................         4,868          5,254
  Accrued expenses and other .................................         4,319          4,071
  Income taxes payable .......................................            45            159
  Deferred revenue ...........................................         5,736          9,602
  Deferred taxes .............................................           832             --
                                                                   ---------      ---------
         TOTAL CURRENT LIABILITIES ...........................        21,057         30,223
                                                                   ---------      ---------
Minority interests ...........................................         1,194          3,099
                                                                   ---------      ---------
COMMITMENTS AND CONTINGENCIES (NOTES 7 AND 9)
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value; authorized, 80,000,000 shares;
    issued, 38,005,235 and 40,467,118 shares in 1996 and 1997;
    outstanding, 38,004,939 and
    40,466,609 shares in 1996 and 1997 .......................           380            405
  Additional paid-in capital .................................       102,463        165,751
  Retained earnings ..........................................        18,462         35,284
  Deferred stock compensation ................................          (174)          (116)
  Treasury stock, common, at cost, 296 shares in 1996,
    509 shares in 1997 .......................................            --             --
  Cumulative translation adjustment ..........................           493           (750)
  Unrealized gain on marketable securities -- net ............         3,480             79
                                                                   ---------      ---------
         TOTAL STOCKHOLDERS' EQUITY ..........................       125,104        200,653
                                                                   ---------      ---------
TOTAL ........................................................     $ 147,355      $ 233,975
                                                                   =========      =========

                See notes to consolidated financial statements.

              SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           YEARS ENDED DECEMBER 31,
                                       ---------------------------------
                                        1995        1996          1997
                                       -------     -------     ---------
REVENUE ..........................     $50,812     $86,417     $ 140,630
COST OF REVENUE ..................       8,999      18,431        28,704
                                       -------     -------     ---------
GROSS PROFIT .....................      41,813      67,986       111,926
COSTS AND EXPENSES:
  Research and development .......       6,612      12,682        20,970
  Purchased research and
     development .................         648       1,000         6,210
  Marketing and selling ..........      14,478      24,829        41,926
  General and administrative .....      10,775      14,603        17,171
  Merger and integration .........          --       6,100         5,700
                                       -------     -------     ---------
          Total ..................      32,513      59,214        91,977
                                       -------     -------     ---------
INCOME FROM OPERATIONS ...........       9,300       8,772        19,949
Interest income and other ........       1,917       4,889         6,273
Gain on sale of marketable
  securities .....................          --      11,027         4,264
                                       -------     -------     ---------
Income before provision for income
  taxes ..........................      11,217      24,688        30,486
Provision for income taxes .......       3,487      11,003        13,324
Minority interests ...............          --          --          (114)
                                       -------     -------     ---------
NET INCOME .......................     $ 7,730     $13,685     $  17,048
                                       =======     =======     =========

BASIC EARNINGS PER SHARE:
  Per share amount ...............     $  0.24     $  0.37     $    0.44
                                       =======     =======     =========

  Weighted average shares ........      32,577      37,165        38,956
                                       =======     =======     =========
DILUTED EARNINGS PER SHARE:
  Per share amount ...............     $  0.22     $  0.35     $    0.42
                                       =======     =======     =========

  Shares:
    Weighted average shares ......      32,577      37,165        38,956
    Effect of dilutive options ...       2,209       2,533         1,692
                                       -------     -------     ---------
  Adjusted weighted average shares      34,786      39,698        40,648
                                       =======     =======     =========

                See notes to consolidated financial statements.

              SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                              COMMON STOCK            ADDITIONAL    RETAINED     DEFERRED       TREASURY STOCK
                                         -----------------------       PAID-IN      EARNINGS      STOCK        -----------------
                                           SHARES         AMOUNT       CAPITAL      (DEFICIT)  COMPENSATION    SHARES    AMOUNT
                                         -----------      ------      ----------    ---------  ------------    ------    -------
Balance, January 1, 1995 ...........      30,385,849      $ 303       $ 33,214      $ (2,953)     $(275)         296     $    --
 Exercise of stock options .........         957,434         10            632            --         --           --          --
 Tax benefit arising from exercise
   of stock options.................              --         --            225            --         --           --          --
 Deferred stock compensation .......              --         --            157            --       (157)          --          --
 Amortization of deferred stock
   compensation ....................              --         --             --            --        140           --          --
 Issuance of common stock ..........       4,578,830         46         60,365            --         --           --          --
 Comprehensive income:
   Translation adjustment ..........              --         --             --            --         --           --          --
   Change in unrealized gain on
     marketable securities .........              --         --             --            --         --           --          --
   Net income ......................              --         --             --         7,730         --           --          --
 Total comprehensive income.........
                                         -----------      -----      ---------      --------      -----          ---     -------
 Balance, December 31, 1995 ........      35,922,113        359         94,593         4,777       (292)         296          --

 Exercise of stock options .........         817,123          8          2,598            --         --           --          --
 Tax benefit arising from exercise
   of stock options.................              --         --          3,702            --         --           --          --
 Compensation expense ..............              --         --          1,049            --         --           --          --
 Amortization of deferred stock
   compensation ....................              --         --             --            --        118           --          --
 Issuance of common stock ..........       1,265,999         13            521            --         --           --          --
 Comprehensive income:
   Translation adjustment ..........              --         --             --            --         --           --          --
   Change in unrealized gain on
     marketable securities .........              --         --             --            --         --           --          --
   Net income ......................              --         --             --        13,685         --           --          --
 Total comprehensive income.........
                                         -----------      -----      ---------      --------      -----          ---     -------
 Balance, December 31, 1996 ........      38,005,235        380        102,463        18,462       (174)         296          --

Settlement of RSA escrow ...........         (36,037)        --             --            --         --          213          --
Exercise of stock options ..........       1,031,322         10          5,485            --         --           --          --
Other ..............................              --         --             --          (226)        --           --          --
Tax benefit arising from exercise
   of stock options.................              --         --          2,012            --         --           --          --
Payments to Acquisition shareholders        (159,402)        (1)        (6,037)           --         --           --          --
Issuance of common stock ...........       1,626,000         16         61,092            --         --           --          --
Compensation expense ...............              --         --            736            --         --           --          --
Amortization of deferred stock
   compensation ....................              --         --             --            --         58           --
Comprehensive income:
  Translation adjustment ...........              --         --             --            --         --           --          --
  Change in unrealized gain
     on marketable securities ......              --         --             --            --         --           --          --
  Net income .......................              --         --             --        17,048         --           --          --
 Total comprehensive income.........
                                         -----------      -----      ---------      --------      -----          ---     -------
 Balance, December 31, 1997 ........      40,467,118      $ 405      $ 165,751      $ 35,284      $(116)         509     $    --
                                         ===========      =====      =========      ========      =====          ===     =======

                                                          UNREALIZED
                                            CUMULATIVE     GAIN ON
                                            TRANSLATION   MARKETABLE  STOCKHOLDERS'
                                            ADJUSTMENT    SECURITIES     EQUITY
                                            -----------   ----------  -------------
Balance, January 1, 1995 ...........        $    (493)     $    --      $  29,796
 Exercise of stock options .........               --           --            642
 Tax benefit arising from exercise
   of stock options.................               --           --            225
 Deferred stock compensation .......               --           --             --
 Amortization of deferred stock
   compensation ....................               --           --            140
 Issuance of common stock ..........               --           --         60,411
 Comprehensive income:
   Translation adjustment ..........              588           --            588
   Change in unrealized gain on
    marketable securities ..........               --        9,910          9,910
    Net income .....................               --           --          7,730
                                                                        ---------
Total comprehensive income..........                                       18,228
                                              -------      -------      ---------
Balance, December 31, 1995 .........               95        9,910        109,442

 Exercise of stock options .........               --           --          2,606
 Tax benefit arising from exercise
   of stock options.................               --           --          3,702
 Compensation expense ..............               --           --          1,049
 Amortization of deferred stock
   compensation ....................               --           --            118
 Issuance of common stock ..........               --           --            534
 Comprehensive income:
   Translation adjustment ..........              398           --            398
   Change in unrealized gain on
     marketable securities .........               --       (6,430)        (6,430)
   Net income ......................               --           --         13,685
                                                                        ---------
Total comprehensive income..........                                        7,653
                                              -------      -------      ---------
Balance, December 31, 1996 .........              493        3,480        125,104

Settlement of RSA escrow ...........               --           --             --
Exercise of stock options ..........               --           --          5,495
Other ..............................               --           --           (226)
Tax benefit arising from exercise
   of stock options ................               --           --          2,012
Payments to Acquisition shareholders               --           --         (6,038)
Issuance of common stock ...........               --           --         61,108
Compensation expense ...............               --           --            736
Amortization of deferred stock
   compensation ....................               --           --             58
Comprehensive income:
  Translation adjustment ...........           (1,243)          --         (1,243)
  Change in unrealized gain
     on marketable securities ......               --       (3,401)        (3,401)
  Net income .......................               --           --         17,048
Total comprehensive income..........                                    ---------
                                                                           12,404
                                              -------      -------      ---------
Balance, December 31, 1997 .........          $  (750)     $    79      $ 200,653
                                              =======      =======      =========

                See notes to consolidated financial statements.

              SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEARS ENDED DECEMBER 31,
                                                    --------------------------------------
                                                      1995           1996           1997
                                                    --------      ---------      ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income ..................................     $  7,730      $  13,685      $  17,048
  Adjustments to reconcile net income to
    net cash provided by (used for)
    operating activities:
    Gain on sale of marketable
       securities .............................           --        (11,027)        (4,264)
    Deferred taxes ............................         (988)        (1,393)        (2,337)
    Purchased research and development ........          648          1,000          6,210
    Depreciation and amortization .............        1,089          1,824          4,353
    Provision for notes receivable ............          200             --             --
    Stock compensation ........................          181          1,167            794
    Minority interests ........................           --             --           (114)
    Increase (decrease) in cash from
       changes in:
       Accounts receivable ....................       (3,563)        (8,459)       (10,946)
       Inventory ..............................         (309)        (1,161)          (429)
       Prepaid expenses and other .............       (1,125)        (2,672)        (5,167)
       Accounts payable .......................        1,571          2,379          1,627
       Accrued payroll and related
         benefits .............................        1,808          1,659            471
       Accrued expenses and other .............          837          1,943             15
       Prepaid and income taxes payable .......          612           (459)        (4,685)
       Deferred revenue .......................        2,448          1,105          3,983
                                                    --------      ---------      ---------
         NET CASH PROVIDED BY (USED
           FOR) OPERATING ACTIVITIES ..........       11,139           (409)         6,559
                                                    --------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities ..........      (64,730)      (119,619)      (104,172)
  Sales and maturities of marketable securities       27,842         85,975        133,804
  Purchases of property and equipment .........       (1,897)        (9,434)       (10,896)
  Notes receivable ............................         (274)            --             --
  Capitalized software costs and purchased
    technology ................................         (924)        (1,061)        (1,410)
  Investments and other .......................         (734)        (3,224)        (1,616)
                                                    --------      ---------      ---------
         NET CASH PROVIDED BY (USED
           FOR) INVESTING ACTIVITIES ..........      (40,717)       (47,363)        15,710
                                                    --------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock,
    net of issuance costs .....................       60,411            534         61,108
  Payments to Acquisition shareholders ........           --             --         (6,038)
  Proceeds from exercise of stock options
    and purchase plans ........................          642          2,606          5,269
  Tax benefit from exercise of stock
    options ...................................          225          3,702          2,012
  Minority interests ..........................           --          1,213          1,905
  Other .......................................         (815)           537             --
                                                    --------      ---------      ---------
         NET CASH PROVIDED BY FINANCING
           ACTIVITIES .........................       60,463          8,592         64,256
                                                    --------      ---------      ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND EQUIVALENTS .............................          195           (138)        (1,618)
                                                    --------      ---------      ---------
NET INCREASE (DECREASE) IN CASH
  AND EQUIVALENTS .............................       31,080        (39,318)        84,907
CASH AND EQUIVALENTS, BEGINNING OF
  PERIOD ......................................       19,926         51,006         11,688
                                                    --------      ---------      ---------
CASH AND EQUIVALENTS, END OF
  PERIOD ......................................     $ 51,006      $  11,688      $  96,595
                                                    ========      =========      =========

                See notes to consolidated financial statements.

              SECURITY DYNAMICS TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS -- Security Dynamics Technologies, Inc. ("SDI," which, together with its subsidiaries, is referred to as the "Company") is a leading provider of enterprise network and data security solutions. The Company's products help companies conduct business securely, protect corporate information assets and facilitate business-to-business electronic commerce. The Company's products include its SecurID "tokens" and ACE/Server software, which authenticate the identity of users accessing networked or stand-alone computer resources, RSA developer toolkits and other products used to implement cryptographic data security applications and the BoKS product family, which provides a broad range of security solutions, including secure single sign-on solutions and the Kane Security Analyst and the Kane Security Monitor, which provide for network security management.

    The principal markets for the Company's products are the United States, Canada, Latin America, Europe and Asia/Pacific, with the United States, Europe and Asia/Pacific currently being the largest.

    BASIS OF PRESENTATION -- The consolidated financial statements have been prepared to give retroactive effect to the acquisition of Intrusion Detection, Inc. ("IDI") on March 26, 1998 (see Note 2), which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a merger or business combination accounted for as a pooling of interests in financial statements after financial statements including the consummation date are issued. On May 15, 1998, the Company issued its Consolidated Financial Statements for the quarter ended March 31, 1998 in its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include all accounts of SDI and its subsidiaries including RSA Data Security, Inc. ("RSA"). Strategic equity investments are either accounted for under the equity method or, for where the Company does not have the ability to exercise significant influence are carried at cost.

    In 1996 and 1997, RSA sold minority interests, aggregating 26% in its Japanese subsidiary to third parties for $1,213 and $1,905, respectively. The minority interest in the subsidiaries' profits and losses is separately presented in the accompanying consolidated income statement.

    REVENUE RECOGNITION -- Revenue from software license fees, developer toolkits, patent license fees and the sale of hardware products is recognized upon shipment of the product, provided that no significant obligations remain and collection of the receivable is considered probable. Shipments to distributors are based upon receipt of a purchase order from end users by the distributor. Revenue from charges for maintenance services is deferred and recognized ratably over the maintenance period, generally twelve months. No customer accounted for 10% or more of the Company's revenue in any period reported.

    WARRANTY POLICY -- The Company's standard practice is to provide a warranty on all SecurID tokens for the customer-selected programmed life of the token and to replace any damaged tokens (other than tokens damaged by a user's negligence or alteration) free of charge. The Company generally sells each of its other products to customers with a warranty for a specified period. The Company provides a reserve for warranties based upon historical experience.

    INVENTORY -- Inventory consists primarily of SecurID tokens and is stated at the lower of cost

(first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (two to ten years).

    RESEARCH AND DEVELOPMENT, CAPITALIZED SOFTWARE AND PURCHASED TECHNOLOGY COSTS -- Research and development costs, including purchased research and development, are expensed as incurred. The Company capitalizes certain software costs after technological feasibility has been established. Capitalized amounts are reported at the lower of unamortized cost or net realizable value and are amortized to cost of revenue over the estimated useful lives (two to three years) starting at the general release of the software product to customers. Purchased technology consists of acquired software and is recorded at cost. Amortization is provided over estimated lives of two years. Amortization expense for capitalized software and purchased technology approximated $298, $330 and $111 for 1995, 1996 and 1997, respectively.

In December 1997, the Company acquired and recorded as purchased technology certain rights to Netscape technology for approximately $3,000, which amount is included in accounts payable as of December 31, 1997. The Company plans to incorporate the technology in its SecurSight products. The Company expended approximately $6,200 for purchased research and development technology during 1997.

    CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES -- The Company classifies its marketable securities as "available for sale," and, accordingly, carries such securities at aggregate fair value. Unrealized gains and losses are included as a component of stockholders' equity, net of tax effect. The Company's marketable securities consisted of the following:

                                         DECEMBER 31,
                        --------------------------------------------
                               1996                   1997
                        --------------------   ---------------------
                        AGGREGATE              AGGREGATE
                        FAIR VALUE    COST     FAIR VALUE     COST
                        ----------   -------   ----------    -------
    U.S. Government
      obligations .....  $88,171     $88,161     $67,582     $67,510
    Corporate equity
      securities ......    5,809          20         482         422
    Corporate debt
      securities ......    1,340       1,340          --          --
                         -------     -------     -------     -------
             Total ....  $95,320     $89,521     $68,064     $67,932
                         =======     =======     =======     =======

    At December 31, 1996 and 1997, substantially all of the Company's U.S. Government obligations and corporate debt securities had contractual maturities of two years or less. There were no sales of marketable securities in 1995. Proceeds from the sale of marketable securities were $11,027 and $4,264 in 1996 and 1997, respectively. The specific identified cost basis of the securities was used to determine the gain. Unrealized gross gains at December 31, 1996 and 1997 were $5,799 and $132, respectively.

    ADVERTISING -- Advertising costs are expensed as incurred. Total advertising expense was approximately $501, $632 and $850 for 1995, 1996 and 1997, respectively.

    INCOME TAXES -- The Company utilizes the liability method of accounting for income taxes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The Company provides for taxes on the undistributed earnings of foreign subsidiaries which are ultimately expected to be remitted to the parent company. Unrecognized provisions for taxes on undistributed earnings of foreign subsidiaries which are considered permanently invested are not material to the Company's consolidated financial position or results of operations.

    FOREIGN CURRENCY -- The Company considers the local currencies of the countries in which the Company's branches and subsidiaries are domiciled to be the functional currencies. Translation adjustments are accumulated in a separate component of equity.

    EARNINGS PER SHARE -- In the fourth quarter of 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share." The Company changed the method used to compute earnings per share and restated all prior periods in accordance with SFAS No. 128. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 and is intended to simplify the computation of earnings per share and to make the U.S. computations more comparable with international computations by requiring the presentation of basic and fully diluted earnings per share. The Company's only dilutive stock equivalents are stock options.

    FINANCIAL INSTRUMENTS -- The carrying values of cash and equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. Marketable securities are carried at aggregate fair value. The Company's interest in VeriSign (Note 3) is accounted for under the equity method. Other investments represent strategic equity positions in companies and are stated at cost. It is not practicable to measure the estimated fair value of such investments.

    Two companies in which the Company has equity positions had initial public offerings in 1996. In April 1997, an amendment to Rule 144 under the Securities Act of 1933, became effective, which, among other things, shortened the holding periods for sales of restricted securities under Rule 144. As a result of this amendment, the Rule 144 holding-period requirements for certain restricted securities (including shares of common stock of the two companies which completed initial public offerings in 1996) currently held by the Company have been met in 1997. Accordingly, these restricted securities, which had a cost of $737, have been reclassified in 1997 from investments to marketable securities.

    USE OF ESTIMATES -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK -- The Company licenses its ACE/Server and BoKS software and token technology to various customers in a diverse industry range. Toolkit and patent licenses are issued primarily to companies in the computer and software industries. The

Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally requires no collateral from its customers.

    STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock option grants to employees (and non-employees prior to January 1, 1996). Since January 1, 1996, the Company applies SFAS No. 123, "Accounting for Stock-Based Compensation" and related interpretations for accounting for stock option grants to non-employees.

    LONG-LIVED ASSETS -- Effective January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for 1996. The adoption of SFAS No. 121 did not have an impact on the Company's consolidated financial statements.

    RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 130" and "SFAS 131", respectively). The Company adopted the provisions of SFAS 130 effective January 1, 1998 and will be required to adopt the provisions of SFAS 131 in its annual financial statements in fiscal 1998. SFAS 130 provides standards for reporting items considered to be "comprehensive income" and uses the term "other comprehensive income" to refer to revenue, expenses, gains and losses that are included in comprehensive income under generally accepted accounting principles but excluded from net income. Currently the only items considered other comprehensive income, as defined in SFAS 130, are the unrealized gains and losses on marketable securities and cumulative translation adjustments, which are recorded as components of stockholders' equity. SFAS 131 establishes new standards for reporting information about operating segments. The Company believes the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously provided, including expanded disclosure of income statement and balance sheet items for each reportable operating segment. The Company has not yet completed its analysis of the operating segments on which it will report. The Company believes that the provisions of SFAS 130 did not, when adopted, have a material impact on the Company's consolidated financial statements.

    In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition", which supersedes SOP No. 91-1. The Company adopted SOP No. 97-2 prospectively for software transactions entered into after January 1, 1998. SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. In March 1998, the AICPA postponed the adoption date of certain provisions of SOP No. 97-2. The Company's management believes that the adoption of SOP No. 97-2 will not have a material effect on the Company's consolidated revenues and operating results.

2.  MERGER AND ACQUISITIONS

    On July 26, 1996, SDI completed a merger with RSA Data Security, Inc. (the "Merger" and "RSA," respectively). On July 15, 1997, SDI acquired DynaSoft AB (the "DynaSoft Acquisition" and "DynaSoft," respectively). On March 26, 1998, SDI acquired IDI (the "IDI Acquisition") (collectively, the "Acquisitions"). The Acquisitions and the Merger have been accounted for as poolings of interests and therefore the consolidated financial statements for all periods prior to Acquisitions and the Merger have been restated to include the accounts and operations of RSA, DynaSoft and IDI, with those of SDI. Expenses related to these transactions for investment banking, professional fees and other direct expenses are recorded at the respective dates of the Acquisitions and the Merger.

    RSA, located in Redwood City, California, is a leader in cryptography and develops, markets and supports cryptographic data security products and provides related consulting services. Products are licensed to original equipment manufacturers ("OEMs"), which incorporate the technology into their products. Developer toolkits and other products are used to implement cryptographic data security applications such as electronic mail, communications privacy, client/server data security, smart cards and other key information technologies.

    DynaSoft is based in Stockholm, Sweden and offers a range of software security solutions, including secure single sign-on ("SSSO") solutions, through its BoKS product family. Products are sold worldwide through direct sales and through OEM licensing agreements with Sun Microsystems, Hewlett-Packard, and other companies.

    IDI is located in New York, New York and is a leading publisher of network security software tools designed to manage enterprise-wide security more effectively. IDI markets its products world-wide through a direct sales force and distributors.

    Under the terms of the Merger, each share of RSA common stock was exchanged for 1.66112 shares of the Company's common stock and the Company issued a total of 6,683,078 shares of its common stock to RSA stockholders and options to purchase a total of 1,316,922 shares of the Company's common stock to option holders of RSA.

    Under the terms of the DynaSoft Acquisition, the Company issued approximately 2.7 million shares of common stock in exchange for approximately 95% of the outstanding shares and certain of the outstanding options to acquire shares of DynaSoft. The Company paid $6,038 to certain stockholders of DynaSoft in exchange for the remaining outstanding shares and options.

    Under the terms of the IDI Acquisition, the Company issued 784,342 shares of common stock in exchange for all of the outstanding shares of IDI.

    Investment banking, professional fees and other direct expenses incurred in connection with the Merger were approximately $6,100 in 1996. In the third quarter of 1997, the Company accrued a charge of $7,000 representing the estimated direct costs of the DynaSoft Acquisition. In the fourth quarter, the Company's actual direct costs were determined to be approximately $5,400, a difference of $1,600. The difference came from lower than expected legal and other professional fees and from a change in the planned use of the DynaSoft facilities. As a result, the Company reversed $1,600 of the original accrual in the fourth quarter of 1997. As of December 31, 1997, approximately $325, representing unbilled professional fees and unsettled lease obligations, remains unpaid.

    In December 1997, the Company committed to a plan to integrate the DynaSoft operations into its worldwide structure. The plan of integration encompasses the severing of nine DynaSoft employees and consultants, all of whom have been notified of their pending termination from the Company prior to December 31, 1997. In connection with this plan, the Company accrued for severance and other related costs of $300 in the fourth quarter of 1997. As of December 31, 1997, four of the employees have been terminated, whereby the company paid severance of $49. The remaining five employees/consultants were terminated in early 1998, at which time the Company paid the remaining amounts contemplated under the plan.

    Investment banking, professional fees and other direct expenses incurred in connection with the IDI acquisition and charged to operations in the first quarter of 1998 were approximately $2.6 million(unaudited).

    No adjustments to conform accounting policies of the Company, RSA and IDI were required. Adjustments to conform accounting policies of DynaSoft to those of the Company were not material.

Revenue and net income (loss) for the previously separate companies were:


                                                                                    THREE MONTHS
                                      YEARS ENDED DECEMBER 31,                      ENDED MARCH 31,
                                -------------------------------------               --------------
                                 1995         1996             1997                      1998
                                -------     --------         --------               --------------
                                                                                     (unaudited)
           REVENUE
             SDI ............   $33,804     $ 70,105         $130,653                  $39,346
             RSA ............    11,600        6,043(a)            --                       --
             DynaSoft .......     4,008        7,669            5,277 (b)                   --
             IDI ............     1,400        2,600            4,700                      900(c)
                                -------     --------         --------                  -------
                     Total ..   $50,812     $ 86,417         $140,630                  $40,246
                                =======     ========         ========                  =======
           NET INCOME
           (LOSS)
             SDI ............   $ 5,812     $ 13,428         $ 16,523                  $ 3,101
             RSA ............       950         (383)(a)           --                       --
             DynaSoft .......       688          130             (155) (b)                  --
             IDI ............       280          510              680                     (137)(c)
                                -------     --------         --------                  -------
                     Total ..   $ 7,730     $ 13,685         $ 17,048                  $ 2,964
                                =======     ========         ========                  =======

(a) Revenue and net loss of RSA for 1996 include only the six month period prior to the consummation of the Merger.

(b) Revenue and net loss of DynaSoft for 1997 include only the six month period prior to the consummation of the Dynasoft Acquisition.

(c) Revenue and net loss of IDI for 1998 include only the period from January 1, 1998 to March 26, 1998, the consummation date of the IDI Acquisition.

 Pursuant to escrow agreements entered into with the Company by certain of the stockholders of DynaSoft, RSA, and IDI in connection with the DynaSoft Acquisition, the Merger, and the IDI Acquisition, respectively, 10.0% of the shares of the Company's common stock issued to holders of DynaSoft's stock and 12.5% of the shares of the Company's common stock issued to holders of RSA stock and issuable to holders of RSA options and 10% of the shares of the Company's common stock issued to holders of IDI's stock were placed in escrow, pending settlement of any breaches of representations, warranties or covenants to the DynaSoft Acquisition, the Merger and the IDI Acquisition agreements. In June 1997, the Company and the holders of the RSA shares reached a settlement with respect to claims against the escrow shares and 36,250 shares were distributed to the Company and 837,957 shares were distributed to the holders of the RSA stock. Of the shares received by the Company, 213 shares were accounted for as treasury stock and the remainder were canceled.

3.  INVESTMENTS

    Investments were as follows:

                                               DECEMBER 31,
                                           -----------------
                                             1996       1997
                                           ------     ------
           VeriSign, Inc. ............     $  687     $  687
           VPNet Technologies, Inc. ..      1,500      1,500
           nCipher Corporation Ltd. ..         --        512
           Finjan Software Ltd. ......         --      1,000
           Other .....................        737         --
                                           ------     ------
                     Total ...........     $2,924     $3,699
                                           ======     ======

    Prior to 1997, other investments were carried at the lower of cost or estimated realizable value (See Note 1, "Financial Instruments").

    VeriSign, Inc. ("VeriSign") -- During 1995, RSA granted certain rights and privileges in certain technology to VeriSign in connection with VeriSign's incorporation and received 4,000,000 shares of VeriSign common stock. On April 17, 1995, and February 20, 1996, SDI purchased 425,000 shares of Series A and 72,091 shares of Series B Convertible Preferred Stock, respectively, for an aggregate purchase price of $687. VeriSign was organized to provide digital certificates and related services that use public-key cryptography to ensure essential privacy and authentication features. The Company's voting interest in VeriSign was approximately 27% and 26% at December 31, 1996 and December 31, 1997, respectively. The Company uses the equity method to account for its investment in VeriSign. The Company's equity investment in VeriSign Common Stock was zero in 1996 and 1997 and the Company recognized no equity interest in VeriSign's net losses. In January 1998, VeriSign had an initial public offering of 3 million (unaudited) shares of its common stock. The Company's series A and B convertible preferred stock converted to common stock in connection with the offering. The offering diluted the Company's ownership to approximately 22% (unaudited) but increased the Company's equity in VeriSign. As of December 31, 1997, VeriSign had total assets and liabilities of $24,406 (unaudited) and $11,937 (unaudited), respectively. For the year ended December 31, 1997, VeriSign had a net loss of $19,195 (unaudited).

As a result of VeriSign's initial public stock offering, in accordance with the equity method of accounting, the Company will recognize an increase in its investment in VeriSign, representing its proportionate share of VeriSign's net assets as of December 31, 1997, after considering VeriSign's net proceeds from the offering. The increase in the investment will be recorded with a corresponding increase to additional paid in capital, net of deferred income taxes payable. On April 23, 1998, VeriSign announced it recorded a net loss of $5.2 million (unaudited) for the first quarter of 1998 and at March 31, 1998 had total assets and liabilities of $63.9 million (unaudited) and $12.7 million (unaudited), respectively. The Company will record the increase in the investment (approximately $12.0 million, unaudited) and its proportionate share of VeriSign's first quarter net loss (approximately $1.1 million, unaudited) in the second quarter of 1998 as the Company recognizes its proportionate interest in VeriSign's operating results one quarter in arrears.

    VPNet Technologies, Inc. -- On December 2, 1996, the Company purchased 250,000 shares of Series B Preferred Stock of VPNet Technologies, Inc. ("VPNet") of San Jose, California, for an aggregate purchase price of $1,500. VPNet was organized to develop and market products and technologies for implementing high-performance virtual private networks. In January 1998, the Company purchased $120 (unaudited) of VPNet 8% convertible debt. The debt is convertible into preferred stock which is convertible into common stock. The Company also received a warrant to purchase VPNet common stock. The Company's investment in VPNet represents a minority interest of less than 10% (unaudited) of VPNet's capitalization and is carried at cost.

    nCipher Corporation Ltd. -- In October 1997, the Company purchased 175,285 Ordinary Shares of nCipher Corporation Limited ("nCipher") for an aggregate purchase price of $512. nCipher is located in the United Kingdom and develops products designed to accelerate cryptographic processes in Internet security, electronic commerce and other applications. In January 1998, the Company purchased 93,896 (unaudited) Ordinary Shares of nCipher for an aggregate purchase price of $336 (unaudited). The Company's investment in nCipher represents a minority interest of less than 5% (unaudited) of nCipher's capitalization and is carried at cost.

    Finjan Software Ltd. -- In August 1997, the Company purchased 877,193 Series C Preferred Shares of Finjan Software Ltd. ("Finjan") for an aggregate purchase price of $1.0 million. Finjan is an Israeli software company organized to develop and market products for the Java Internet security market. The Company's investment in Finjan represents a minority interest of less than 5% of Finjan's capitalization and is carried at cost.

    Trintech Group -- In March 1998 the Company purchased, in a non-cash transaction, 482,765 (unaudited) ordinary shares of Trintech Group ("Trintech") for $2.0 million (unaudited). Trintech is an Irish development company organized to develop and market software products designed to enable secure payment in the electronic marketplace. The Company's interest represents a minority interest of less than 5% (unaudited) of Trintech's Capitalization. The Company has agreed to purchase up to $3.0 million (unaudited) of Trintech's Series A convertible preferred shares at such time as Trintech completes a private placement of such securities.

4.  STOCK OPTION AND PURCHASE PLANS

    1994 STOCK OPTION PLAN ("1994 PLAN") -- In October 1994, the Board of Directors adopted the Company's 1994 Plan. The 1994 Plan authorizes (i) the grant of options to purchase common stock intended to qualify as incentive stock options and (ii) the grant of options that do not so qualify (non-statutory options) to employees, officers, directors and consultants of the Company. Option exercise prices for incentive stock options granted under the 1994 Plan may not be less than 100% of the fair market value of the shares. In general, options granted under the 1994 Plan become exercisable in equal annual installments over four years and expire ten years from the date of grant. On April 24, 1997, at the Annual Meeting of Stockholders of the Company, the stockholders adopted an amendment increasing the number of shares authorized for issuance under the 1994 Plan from 4,820,000 to 6,570,000. Shares of common stock available for option grants were 356,917 at December 31, 1997. On January 22, 1998, the Board of Directors adopted, and on April 30, 1998 the stockholders of the Company approved, an amendment to the 1994 Plan increasing the number of shares of common stock authorized for issuance from 6,570,000 to 9,570,000 shares in the aggregate.

    1994 DIRECTOR STOCK OPTION PLAN ("DIRECTOR PLAN") -- In October 1994, the Board of Directors adopted the Company's Director Plan. The Director Plan permits the granting of options to purchase up to a maximum of 300,000 shares of common stock to non-employee members of the Board of Directors. The exercise price of the options may not be less than 100% of the fair market value on the date of the grant. Options granted under the Director Plan become exercisable at the earlier of the date of the next Annual Meeting of Stockholders or one year from the date of grant and expire ten years from the date of grant. Shares of common stock available for option grant were 115,000 at December 31, 1997.

    1994 EMPLOYEE STOCK PURCHASE PLAN ("PURCHASE PLAN") -- In October 1994, the Board of Directors adopted the Company's Purchase Plan. The Purchase Plan provides for sales to participating employees of up to 400,000 shares of common stock, at prices of not less than 85% of the closing price on either the first day or the last day of the offering period, whichever is lower. Shares purchased under the Plan were 35,716, and 91,408 and 145,203 in 1995, 1996 and 1997, respectively.

    RSA OPTIONS -- At the effective date of the Merger, the then-outstanding options to purchase shares of RSA common stock, issued under RSA's 1987 Stock Option Plan (the "RSA Option Plan"), were exchanged for options to purchase an aggregate of 1,316,922 shares of the Company's common stock. All option activity data has been retroactively adjusted to the earliest period presented to give effect to the conversion of the RSA options. Incentive stock options and non-statutory stock options were awarded to employees, officers, directors, consultants and independent contractors and were generally immediately exercisable for a term of five years. In the event of termination of employment or consulting services, the Company has the option to repurchase at the original exercise price any unvested shares. At December 31, 1997, options as to 871,208 shares were subject to repurchase rights, and a total of 40,843 shares were subject to repurchase which were previously issued upon the exercise of stock options.

    DYNASOFT OPTIONS -- In connection with the acquisition of DynaSoft, the Company exchanged options to purchase 44,931 shares of the Company's common stock for then outstanding options to purchase shares of DynaSoft.

    A summary of stock option activity under all plans, including converted RSA and DynaSoft options, is as follows:

                                                            WEIGHTED AVERAGE
                                                               EXERCISE
                                                SHARES      PRICE PER SHARE
                                               ---------    ----------------
       OUTSTANDING AT JANUARY 1, 1995 ...      2,695,696      $    0.47
         Granted ........................      1,485,486           5.25
         Exercised ......................       (921,718)          0.47
         Canceled .......................        (80,269)          0.95
                                               ---------
       OUTSTANDING AT DECEMBER 31, 1995        3,179,195           2.69
         Granted ........................      2,332,212          29.12
         Exercised ......................       (761,633)          2.33
         Canceled .......................        (27,317)         21.57
                                               ---------
       OUTSTANDING AT DECEMBER 31, 1996        4,722,457          15.71
         Granted ........................      2,437,383          34.29
         Exercised ......................       (959,143)          3.58
         Canceled .......................       (147,056)         26.43
                                               ---------
       OUTSTANDING AT DECEMBER 31, 1997        6,053,641          24.87
                                               =========
         Exercisable at December 31, 1995      2,261,327           0.40
                                               =========
         Exercisable at December 31, 1996      2,127,928           1.69
                                               =========
         Exercisable at December 31, 1997      2,120,841          11.45
                                               =========

The following table sets forth information regarding stock options outstanding at December 31, 1997 under all plans:

                                            WEIGHTED AVERAGE                   WEIGHTED AVERAGE
 RANGE OF                     WEIGHTED          REMAINING        NUMBER         EXERCISE PRICE
 EXERCISE      NUMBER OF       AVERAGE      CONTRACTUAL LIFE    CURRENTLY        FOR CURRENTLY
  PRICES        OPTIONS    EXERCISE PRICE        (YEARS)       EXERCISABLE        EXERCISABLE
----------   -----------   --------------   ----------------   -----------    -----------------
$    0.10        302,000   $      0.10             2.3            302,000        $    0.10

  0.35-0.45       54,247          0.43             6.0             47,084             0.42
  0.76-0.90      742,270          0.90             2.3            733,754             0.90
  1.75-2.55       27,651          2.31             6.6             18,350             2.33
  2.95-4.22      148,235          3.30             3.8            139,294             3.31
       6.62       17,557          6.62             3.3             17,557             6.62
 9.97-14.31      482,200         10.30             7.7            225,910            10.36
24.30-36.25    2,586,414         29.84             8.9            407,203            27.70
37.59-44.21    1,693,067         39.60             9.2            229,689            40.60
               ---------                                       ----------
 0.10-44.21    6,053,641         24.87             7.6          2,120,841            11.45
               =========                                       ==========

ACCOUNTING FOR STOCK OPTIONS

    For certain options and stock awards granted in 1995, 1996 and 1997, the Company is recognizing compensation expense based on the excess of fair market value over the option exercise or award prices at dates of grant. Compensation is being recognized ratably over the vesting periods.

    On April 1, 1996 and April 24, 1996, options to purchase 200,000 shares and 38,900 shares of common stock were granted at exercise prices of $24.30 and $38.20, respectively, subject to stockholder approval of an amendment to the 1994 Plan increasing the number of shares available for grant to 4,820,000 shares. On May 22, 1996, the stockholders approved the amendment to the 1994 Plan.

    For options granted subsequent to April 1, 1996, the Company changed its accounting policy on options requiring stockholder approval to measure compensation expense on the approval date. This change resulted in an aggregate compensation expense of approximately $4,500 relating to the April 1, 1996 and April 24, 1996 option grants, which the Company is recognizing over the remainder of the four-year vesting period of the options from May 22, 1996. The effect of this change was to reduce income from operations by $667 in 1996. Total compensation expense relating to certain options and stock awards amounted to $181, $1,167 and $1,205 for the years ended December 31, 1995, 1996, and 1997, respectively.

    PRO FORMA DISCLOSURE -- Had the Company recognized compensation costs for its stock option and purchase plans based on the fair value for awards under those plans after January 1, 1995, in accordance with SFAS No. 123 "Accounting for Stock Based Compensation," pro forma net income and pro forma net income per share would have been as follows:


                                          YEARS ENDED DECEMBER 31,
                                     ---------------------------------
                                       1995        1996          1997
                                     -------     --------      -------
            Pro forma net/income       7,306       11,255        5,697
            Pro forma net income
               per share
               - basic .........     $  0.22     $   0.30      $  0.15
               - diluted .......        0.21         0.28         0.14

    The fair values used to compute pro forma net income and net income per share were estimated fair value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1995        1996        1997
                                                     ------      ------      ------
    STOCK OPTION PLANS
      Risk-free interest rate ...............          6.0%        6.0%        6.1%
      Expected life of option grants (years)           4.4         4.4         4.3
      Expected volatility of underlying stock         57.5%       57.5%       57.5%
      Expected dividend payment rate ........          0.0%        0.0%        0.0%
      Expected forfeiture rate ..............          4.1%        4.1%        4.1%
    EMPLOYEE STOCK PURCHASE PLAN
      Risk-free interest rate ...............          5.9%        5.2%        5.2%
      Expected life of option grants (years)           0.5         0.5         0.5
      Expected volatility of underlying stock         57.5%       57.5%       57.5%
      Expected dividend payment rate ........          0.0%        0.0%        0.0%

The weighted average fair value of stock options granted, calculated using the Black-Scholes option-pricing model, was $2.74, $17.36 and $19.64 during the years ended December 31, 1995, 1996 and 1997, respectively. The weighted fair value of stock options granted under the Purchase Plan, calculated using the Black-Scholes option-pricing model was $2.30, $8.81 and $10.82 during 1995, 1996 and 1997, respectively.

5.  INCOME TAXES

    The provision for income taxes consisted of the following:

                                              YEARS ENDED DECEMBER 31,
                                          -----------------------------------
                                           1995          1996          1997
                                          -------      --------      --------
   Current:
     Federal ........................     $ 3,049      $  7,359      $ 11,459
     State ..........................         899           936         1,759
     Foreign ........................         302           399           431
                                          -------      --------      --------
             Total ..................       4,250         8,694        13,649
   Deferred:
     Federal ........................         (93)       (1,219)       (2,179)
     State ..........................         (26)         (174)         (158)
     Change in valuation allowance ..        (869)           --            --
                                          -------      --------      --------
             Total ..................        (988)       (1,393)       (2,337)
   Tax benefit from exercise of stock
   options:
     Federal ........................         179         3,452         1,878
     State ..........................          46           250           134
                                          -------      --------      --------
             Total ..................         225         3,702         2,012
                                          -------      --------      --------
   Total ............................     $ 3,487      $ 11,003      $ 13,324
                                          =======      ========      ========

    Significant components of the Company's deferred tax assets and liabilities at December 31 were as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                      1996         1997
                                                     -------      -------
Deferred tax assets (liabilities) -- current:
  Marketable securities ........................     $(2,319)     $  (846)
  Deferred revenue .............................         854          942
  Merger and integration .......................          --          196
  Sales returns ................................         271          524
  Allowance for doubtful accounts ..............         211          267
  Compensation .................................         205          185
  Inventory reserves ...........................          66           67
  Warranty obligation ..........................          42           42
  Commissions ..................................          42           22
  Other ........................................        (204)          27
                                                     -------      -------
Net deferred tax asset (liability) -- current ..     $  (832)     $ 1,426
                                                     =======      =======
Deferred tax assets (liabilities) -- non current:
  Purchased research and development ...........     $   733      $ 2,907
  Compensation .................................         326          575
  Capitalized software development costs .......         (79)         (34)
  Net operating loss carryforwards .............          32           --
  Other ........................................          14          (77)
                                                     -------      -------
Net deferred tax assets -- non current .........     $ 1,026      $ 3,371
                                                     =======      =======

    A reconciliation between the statutory and effective income tax rates follows:

                                                 YEARS ENDED DECEMBER 31,
                                              -----------------------------
                                                1995        1996       1997
                                              ------      ------     ------
Statutory tax rate ......................       34.0%       35.0%      35.0%
State income taxes net of federal benefit        5.4         2.3        3.7
Merger expenses .........................         --         8.3        6.7
Change in valuation allowance ...........       (8.8)         --         --
Other ...................................        0.5        (1.0)      (1.7)
                                              ------      ------     ------
Effective income tax rate ...............       31.1%       44.6%      43.7%
                                              ======      ======     ======

    Through the first three quarters of 1997, the Company provided income taxes based upon an estimated effective income tax rate of 37.5%. In December 1997, the Company changed its international income tax strategy and, as a result, recorded an additional income tax provision of $1,900.

    Cash payments for income taxes were approximately $4,258, $8,390 and $15,542 for 1995, 1996 and 1997, respectively.

6.  RETIREMENT AND SAVINGS PLAN

    The Company has a 401(k) retirement and savings plan (the "Plan") established in 1986 covering substantially all domestic employees. The Plan allows each participant to defer up to 15% of annual earnings up to an amount not to exceed an annual statutory maximum. Subject to the approval of the Board of Directors on an annual basis, the Company may make, at its discretion, profit-sharing contributions and/or match employee deferrals. At December 31, 1996 and 1997, the Company had accrued, and the Board of Directors had approved, profit-sharing contributions approximating $305 and $400, respectively. The Board of Directors also approved for 1996 and 1997 matching contributions in an amount equal to one-third of the employee deferrals up to 6% of annual earnings (or a total of 2%), subject to certain eligibility requirements. Matching contributions amounted to $112, $261 and $367 for 1995, 1996 and 1997, respectively.

    IDI has a non-contributory age weighted Pension Plan. Employees participate after one year of service. Contributions vest 20% per year and are made at 15% of annual compensation. The Plan was established in 1995. Contributions vest $39 in 1996 and $43 in 1997.

7.  COMMITMENTS

    The Company leases office facilities and automobiles under non-cancelable operating leases expiring through 2008. Future minimum rental payments are as follows for years ending December 31:

                           1998....................  $ 5,418
                           1999....................    4,916
                           2000....................    4,217
                           2001....................    4,197
                           2002....................    4,228
                           Balance thereafter......   18,561

    Net rent expense for 1995, 1996 and 1997 was approximately $1,037, $2,069 and $3,437, respectively. Rent collected from a sublease of the Company's former headquarters was $108 and $527 in 1996 and 1997, respectively.

    During 1996, the Company issued an unsecured irrevocable standby letter of credit in the amount of $750 to the landlord of its corporate headquarters in lieu of a security deposit.

    As of December 31, 1996 and 1997, the Company had approximately $673 due to a bank. The amount, payable upon demand, bears interest at 13% and is included in accrued expenses and other.

    In December 1994, the Company entered into an agreement with Progress Software Corporation ("Progress Software"), a vendor of commercial database software, for the right to use certain of Progress Software's software to enhance the functionality of the Company's ACE/Server software. The Company began incurring royalties under the Progress Software agreement in the fourth quarter of 1995 as a result of the commercial introduction of ACE/Server v2.0 in October 1995. The Company renewed this agreement in November 1996, and at December 31, 1996, the Company had prepaid $1,040 under this agreement. In the first quarter of 1997, in accordance with the terms of the agreement, and in order to obtain favorable pricing, the Company prepaid a further $2,500. Effective April 1, 1998, the Company agreed to prepay in 1998 $6.0 million (unaudited) in order to obtain favorable pricing. The prepaid royalty will be recorded as a component of cost of revenue as the related products are sold.

    RSA has a license for cryptographic communication technology and devices from the Massachusetts Institute of Technology ("MIT") which granted to RSA, through September 2000, an exclusive right to use, lease or sell technology, subject to payment of royalties.

    In September 1997, the Company entered into an agreement with Worldtalk Communications Corporation ("Worldtalk"), a vendor of directory-based messaging and security solutions that support organizations in transforming Intranets into secure platforms, for the right to distribute certain of Worldtalk's software products to help complement the Company's future product lines. The Company had prepaid $3,000 under this agreement as of December 31, 1997 and has not yet incurred any royalty expense under the agreement.

    Royalty expense was $706, $2,009 and $6,061 for 1995, 1996 and 1997, respectively.

    As of April 14, 1996 and November 1, 1997, the Company entered into employment agreements with two of its executive officers, which require total annual minimum salaries of $500 and expire in July 1998 and November 1999, respectively. One of the agreements includes a post retirement benefit, to be paid by the Company for the executive. The Company is recognizing the present value of the benefit over the applicable service period.

8.  SEGMENT INFORMATION

    The Company operates in only one industry segment. Export sales are summarized as follows:

                              YEARS ENDED DECEMBER 31,
                           -------------------------------
                            1995        1996        1997
                           -------     -------     -------
         Europe .........  $ 5,116     $11,796     $29,020
         Canada .........    2,772       4,511       6,606
         Asia/Pacific ...      571       2,518       7,059
         Latin America ..       --         198         630
                           -------     -------     -------
                           $ 8,459     $19,023     $43,315
                           =======     =======     =======

9.  LITIGATION

    The Company has been named as a defendant in legal actions arising from its normal business activities. The Company is not a party to any litigation that it believes could have a material adverse effect on the Company or its business.

10.  RELATED PARTY TRANSACTIONS

    A Company officer and director serves as VeriSign's (Note 3) Chairman of the Board of Directors. Two Company directors (one of whom is also an officer) also serve as VPNet directors (Note 3).

    In September 1997, the Company and VeriSign (Note 3) entered into a Master Development License Agreement (the "Development Agreement"), pursuant to which VeriSign will develop certain technology for the Company. The Development Agreement provides that the Company will pay VeriSign an aggregate of $2.7 million as an initial license fee, $900 of which was paid in October 1997 and the remainder of which will be payable upon the achievement of certain milestones of which $1.8 million was recorded as accounts payable at December 31, 1997. Commencing in March 1998, the Company will also be required to pay VeriSign a monthly product support fee for a three-year period, and thereafter for successive annual terms, unless either of the parties elects to terminate such product support within 60 days prior to the end of the term or the Company terminates support services at any time on 60 days prior written notice to VeriSign. For a yearly fee, the Company can purchase product maintenance services. For so long as the Company is paying such maintenance fees, VeriSign will be obligated, at no additional cost, to provide the Company with non-exclusive first-to-market access to new technologies developed by VeriSign that are relevant to the business of providing enterprise security solutions or solutions for secure business communications. VeriSign is also obligated, upon the request of the Company, to make its other technology available to the Company on certain "most favored pricing" terms.

    Since September 1996, the Company subleases its former headquarters in Cambridge, Massachusetts, to VeriSign pursuant to a sublease that expires in March 1998. The Company has received lease payments from VeriSign of $18 and $105 in 1996 and 1997, respectively.

    A stockholder, who owns less than 5% of the Company's common stock, provides consulting services to the Company and received $91, $97 and $104 in 1995, 1996 and 1997 respectively. As of December 31, 1997, the Company has approximately $25 due to a less than 5% stockholder payable upon demand.